Exhibit 2.2

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS

OF

SERIES A 8.0% CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK

Venu Holding Corporation, a corporation organized and existing under and by virtue of the provisions of the Colorado Business Corporation Act (the “Act”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Venu Holding Corporation, a Colorado corporation (the “Corporation”);

SECOND: The Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) authorize the issuance of up to 150,000,000 shares of stock, par value $0.001 per share, consisting of (i) 144,000,000 shares of Common Stock (“Common Stock”), (ii) 1,000,000 shares of Class B Common Stock (“Class B Common Stock”), and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) in one or more series, and expressly authorize the board of directors of the Corporation (the “Board”), subject to limitations prescribed by law, to establish and fix for each such series of Preferred Stock such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the shares of such series.

THIRD: Pursuant to the authority expressly granted to and vested in the Board under the Act and by Article V of the Articles, there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible Preferred Stock, par value $0.001 per share, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

1. Designation of Series A Convertible Preferred Stock. A series of Preferred Stock shall consist of 5,000,000 shares and shall be designated as “Series A 8.0% Cumulative Redeemable Convertible Preferred Stock” (hereinafter referred to as the “Series A Preferred” or the “Series A Preferred Stock”). Except as provided in this Certificate of Designation, Preferences and Rights (this “Certificate”), the number of shares of Series A Preferred may be decreased by resolution of the Board and included as undesignated authorized preferred stock, provided that no decrease shall reduce the number of shares of Series A Preferred to a number less than the number of shares of Series A Preferred then outstanding, and provided, further that any cancelled shares of Series A Preferred may not be reissued.

2. Definitions. In addition to those terms defined elsewhere in this Certificate, as used in this Certificate, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change in Control” shall mean any transaction or series of related transactions involving: (i) the sale or other disposition of all or substantially all of the assets of the Corporation; (ii) any merger or consolidation of the Corporation into or with another person or entity (other than a merger or consolidation effected exclusively to change the Corporation’s domicile), or any other corporate reorganization, in which the stockholders of the Corporation in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Corporation’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Corporation of shares representing at least a majority of the Corporation’s then-total outstanding combined voting power. For the avoidance of doubt, “Change in Control” shall not include any sale and issuance by the Corporation of shares of its capital stock or other securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors in a transaction or series of related transactions the primary purpose of which is to raise capital for the Corporation’s operations and activities.

“Closing Sale Price” means the last closing trade price for the Common Stock on the principal securities exchange or trading market where such Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such Common Stock in the over-the-counter market on the electronic bulletin board for such Common Stock as reported by Bloomberg, or, if no closing trade price, respectively, is reported for such security by Bloomberg, the average closing price of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each of [January, April, July and October] and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that any Dividend Period during which any shares of Series A Preferred shall be redeemed pursuant to Section 7 hereof shall end on but shall not include the Call Date only with respect to the Series A Preferred being redeemed.

“Liquidation” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Set Apart for Payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of junior shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “Set Apart for Payment” with respect to the Series A Preferred shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

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“Trading Day” means any day on which the Common Stock are traded on the NYSE American LLC, or, if the NYSE American LLC is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Transfer Agent” means Colonial Stock Transfer, or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred.

3. Dividends.

(a) The holders of Series A Preferred shall be entitled to receive, and the Corporation shall pay as described herein, cumulative, non-compounding dividends or distributions at an annual rate of 8.0% of the Stated Value (as defined below) per share of Series A Preferred, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock (such dividends, the “Series A Dividends”). Dividends will be paid in cash. Such dividends shall accrue without interest and accumulate, whether or not earned or declared, on each issued and outstanding share of the Series A Preferred Stock from (and including) the original date of issuance of such share, and shall be payable quarterly in arrears on a date selected by the Corporation each quarter that is no later than ten (10) days following the end of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided, that (i) shares of Series A Preferred Stock issued during any Dividend Period after the Dividend Record Date (as defined below) for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided, further, that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Series A Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the third month of the applicable Dividend Period, or such other date designated by the Board or an officer of the Corporation duly authorized by the Board for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) No Series A Dividend will be declared by the Corporation or paid or Set Apart for Payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under Colorado law or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, Series A Dividends shall continue to accrue without interest and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the shares, as the case may be.

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(c) For so long as any shares of Series A Preferred are outstanding, no cash dividends shall be paid or declared, nor shall any other distribution be made, on the Common Stock or any outstanding junior Preferred Stock, unless and until the same per-share cash dividend, plus any and all accrued but unpaid Series A Dividends (based on the number of shares of Common Stock that the Series A Preferred are then convertible into) shall have been paid or declared and set apart on the Series A Preferred.

(d) Holders of shares of Series A Preferred shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the shares as described in this Section 3. Any dividend payment made on the shares of Series A Preferred shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

4. Liquidation Preference. In the event of any Liquidation, distributions to shareholders of the Corporation shall be made in the following manner:

(a) Each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other series of Preferred Stock that is junior in priority to the Series A Preferred, by reason of their ownership of such stock, an amount equal to the stated value of $15.00 per share of Series A Preferred (the “Stated Value”), which, for the avoidance of doubt, includes any accrued but unpaid dividends up to, but not including, the date of Liquidation as described elsewhere herein (the “Preference Amount”). Upon payment in full of the Preference Amount, the holders of Series A Preferred, as such, shall not receive any additional payments from the Corporation. In the event the funds or assets legally available for distribution to the holders of Series A Preferred are insufficient to pay in full the Preference Amount as described above, all funds or assets available for distribution to the holders of the Corporation’s capital stock shall be paid to the holders of Series A Preferred pro rata based on the full Preference Amount to which each such holder is entitled.

(b) Upon completion of the distributions required by Section 4(a) hereof, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the then outstanding shares of Common Stock (ratably across the outstanding series (inclusive of the Class B Common Stock) and any other series of Preferred Stock that is junior to the Series A Preferred in accordance with the Articles (including any certificate of designation, preferences and rights then filed for any existing series of junior Preferred Stock).

5. Voting.

(a) General. The holders of Series A Preferred shall not have any voting rights and powers, other than those set forth in this Section 5 and, except as may be otherwise provided in the Corporation’s Articles (including this Certificate), the Bylaws of the Corporation, or by law.

(b) Right to Elect One Director Upon Nonpayment.

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(i) Whenever Series A Dividends (as defined below) on any shares of Series A Preferred Stock have not been declared and paid for the equivalent of six (6) or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the authorized number of directors on the Corporation’s Board shall, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by one (1) and the holders of Series A Preferred, voting together as a single class, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, shall be entitled to vote for the election of one (1) additional member of the Board (the “Preferred Stock Director”); provided that the election of any such Preferred Stock Director will not cause the Corporation to violate the corporate governance requirements of the NYSE American LLC (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that such Preferred Stock Director shall not be subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3); provided further that the Board shall, at no time, include more than one (1) Preferred Stock Director.

(ii) In the event of a Nonpayment, the holders of at least twenty five percent (25%) of the shares of Series A Preferred Stock may request that a special meeting of shareholders be called to elect a Preferred Stock Director; provided, however, to the extent permitted by the Corporation’s Bylaws, if the next annual meeting of shareholders, or a special meeting of shareholders, is scheduled to be held within ninety (90) days of the receipt of such request, the election of such Preferred Stock Director shall be included in the agenda for, and shall be held at, such scheduled annual or special meeting of shareholders. The Preferred Stock Director shall stand for reelection annually, at each subsequent annual meting of shareholders, so long as the holders continue to have such voting rights. At any meeting at which the holders are entitled to elect a Preferred Stock Director, the holders of record of at least thirty-three and one-third percent (33 1/3%) of the then outstanding shares of Series A Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of record of a majority of such shares of Series A Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Director.

(iii) If and when all accumulated and unpaid Series A Dividends have been paid in full (a “Nonpayment Remedy”), the holders shall immediately, and without any further action by the Corporation, be divested of the voting rights described in this Section 5, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders shall have terminated, the term of office of any Preferred Stock Director so elected shall terminate at such time and the authorized number of directors on the Board shall automatically decrease by one (1).

(iv) A Preferred Stock Director may be removed at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of Series A Preferred Stock then outstanding when they have the voting rights described in this Section 5. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of a Preferred Stock Director after a Nonpayment) may be filled by a vote of the holders of a majority in voting power of the outstanding shares of Series A Preferred Stock then outstanding when they have the voting rights described above; provided that the election of any such Preferred Stock Director to fill such vacancy will not cause the Corporation to violate the corporate governance requirements of the NYSE American LLC (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Any Preferred Stock Directors shall be entitled to one vote on any matter that shall come before the Board for a vote.

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(c) Other Voting Rights. The Corporation shall not, either directly or indirectly, without the affirmative vote of the holders of at least a majority of the total number of shares of Series A Preferred then outstanding: (i) create or authorize the issuance of securities (including, but not limited to, indebtedness that is convertible or exercisable for securities) having a preference over the Series A Preferred upon a Liquidation or with respect to the right to dividends; (ii) enter into any agreement with respect to the foregoing or (iii) amend, alter or repeal any provision of the Corporation’s Articles (including this Certificate) or the Corporation’s Bylaws, in either case so as to adversely affect the rights of the holders of Series A Preferred.

6. Conversion Rights. The holders of Series A Preferred shall have the following conversion rights:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 6, any shares of Series A Preferred may, at the option of the holder thereof, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock. The Series A Preferred shall be convertible into a number of shares of Common Stock determined by dividing the Stated Value of the shares of Series A Preferred by $15.00 (the “Conversion Price”). The Conversion Price shall be adjusted for stock splits, stock dividends, recapitalizations or similar events. To exercise the conversion right set forth in this Section 6(a), a holder of shares of Series A Preferred shall give written notice to the Corporation at its principal office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued or recorded.

(b) Forced Conversion. If (i) a Change in Control occurs, or (ii) the Closing Sale Price of the Common Stock during twenty (20) Trading Days out of any thirty (30) consecutive Trading Day period ending and including the applicable Forced Conversion Notice Date (as defined below) has been at or above $20.00 per share (as adjusted for stock splits, stock dividends, recapitalizations and similar events), then the Corporation shall have the right (but not the obligation) to require the holder to convert all, or any portion of, the shares of Series A Preferred held by such holder for Common Stock in accordance with this Section 6(b) (the “Forced Conversion”) on the Forced Conversion Date (as defined below). The Corporation may exercise its right to require a Forced Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of Series A Preferred (the “Forced Conversion Notice” and the date all of the holders of Shares received such notice is referred to as the “Forced Conversion Notice Date”). The Forced Conversion Notice shall (x) state the date on which the Forced Conversion shall occur (the “Forced Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Forced Conversion Notice Date, and (y) state the aggregate number of shares of Series A Preferred which are being converted in such Forced Conversion from all of the holders pursuant to this Section 6(b) on the Forced Conversion Date; provided, however, that in the event of a Forced Conversion in respect of a Change in Control, at the Corporation’s election, the Forced Conversion Date may be deemed to be as of immediately prior to the consummation of the Change in Control, and (y) state the aggregate number of Shares which are being converted in such Forced Conversion from the holder and all of the other holders of the Shares pursuant to this Section 6(b) on the Forced Conversion Date.. If the Corporation has elected a Forced Conversion, the mechanics of conversion set forth in Section 6(c) shall apply. If the Corporation elects to cause a Forced Conversion pursuant to this Section 6(b) then it must simultaneously take the same action with respect to all of the other shares of Series A Preferred Stock then outstanding on a pro rata basis.

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(c) Procedure Upon Conversion. A holder of shares of Series A Preferred shall surrender the certificates representing the shares being converted to the Corporation at its principal office (if the Corporation’s shares are certificated). The certificates for shares of Series A Preferred surrendered for conversion, if any, shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificates, if any representing the shares of Series A Preferred being converted, shall be deemed the “Conversion Date.” As promptly as practicable after the Conversion Date, but in no event after the fifth Business Day after the Conversion Date, the Corporation shall issue and deliver certificates representing the applicable number of shares of Common Stock to each holder of shares of Series A Preferred so converted. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of Series A Preferred. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred, the Corporation shall round up to the nearest whole number of shares of Common Stock issuable to the holder of the shares of Series A Preferred that were converted. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred so converted at any one time by any holder thereof, and not upon each share of Series A Preferred so converted.

(e) Partial Conversion. In the event some but not all of the shares of Series A Preferred represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred which were not converted.

(f) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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(g) Notices. Any notice required by the provisions of this section to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation. Alternatively, in accordance with C.R.S. §7-90-105, any notice may be provided to holders of shares of Series A Preferred may be delivered by electronic transmission directed to a holder’s electronic-mail address appearing on the books of the Corporation.

(h) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of any Series A Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred that are being converted.

(i) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred in any manner which interferes with the timely conversion of such shares of Series A Preferred, except as may otherwise be required to comply with applicable securities laws.

7. Corporation Call Option.

(a) Optional Redemption at Election of Corporation. The Corporation shall have the right (but not the obligation) to redeem the Series A Preferred, in whole or in part at any time after the fifth anniversary of the initial closing of a sale of the Series A Preferred and continuing indefinitely thereafter, at the option of the Corporation, for cash, at $15.00 per share, plus the amounts indicated in paragraph (b) of this Section 7 (the “Redemption Price”). To exercise this redemption right, the Corporation shall deliver written notice to each holder that all or part of the Series A Preferred will be redeemed (the “Corporation Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Corporation Redemption Notice (such date, the “Call Date”). If fewer than all of the outstanding shares of Series A Preferred are to be redeemed pursuant to the Corporation’s exercise of its redemption right under this Section 7(a), the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation.

(b) Unpaid Dividends. Upon any redemption of Series A Preferred pursuant to this Section 7, the Corporation shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series A Preferred before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred called for redemption.

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(c) Additional Limitation on Redemption. If all accumulated accrued and unpaid dividends on the Series A Preferred have not been paid in cash, declared and Set Apart for Payment in cash, then the Corporation shall not redeem, purchase or acquire any shares of Series A Preferred, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred.

(d) Corporation Redemption Procedures. The Corporation Redemption Notice shall be mailed by first class mail to each holder of record of Series A Preferred to be redeemed at the address of each such holder as shown on the Corporation’s records. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series A Preferred to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (b) of this Section 7); (4) if any shares of Series A Preferred are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares of Series A Preferred to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series A Preferred so called for redemption shall cease to accrue, (ii) said shares of Series A Preferred shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

(e) Set Asides. The Corporation’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred so called for redemption, in which case the notice to holders of the shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to surrender the certificates, if any, representing such Series A Preferred at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the Redemption Price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in paragraph (b) of this Section 7). No interest shall accrue for the benefit of the holders of Series A Preferred to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation after which reversion the holders of such Series A Preferred so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

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8. Ranking. The Series A Preferred shall be deemed to rank (i) senior to the Common Stock (inclusive of the Class B Common Stock) and (ii) not less than pari passu to other Preferred Stock, if any (unless approved by the holders of a majority of the then outstanding Series A Preferred), as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Shares

9. No Impairment. The Corporation, whether by amendment of this Certificate or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith shall assist in the carrying out of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred under this Certificate against impairment.

10. Status of Acquired Shares. All shares of Series A Preferred issued, redeemed by the Company or converted by the holder in accordance with Sections 6 or 7 hereof, or otherwise acquired by the Company, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Company.

11. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

12. Uncertificated Book-Entry Securities. At the option of the Corporation, the Series A Preferred may be issued as book-entry securities directly registered in the stockholder’s name on the Corporation’s or Transfer Agent’s books and records. If entered as book-entry, the Series A Preferred need not be represented by certificates, but instead would be uncertificated securities of the Corporation.

13. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way to the Series A Preferred, including by way of illustration but not limitation, those concerning participation, or anti-dilution rights or preferences.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation, Preferences and Rights on behalf of the Corporation this ___ day of June, 2025.

By:
Name:
Title:

[Signature Page to Series A Preferred Certificate of Designation, Preferences, and Rights]